AMENDMENT NO. 9 TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "Amendment"), effective as of the 28'" day of February, 2017 (the "Amendment Effective Date") is entered into by and between Exchange Traded Concepts Trust (the “Trust"), and SEI Investments Global Funds Services ("Administrator”).

WHEREAS:

1.	As of November 10, 2011, the Trust and Administrator entered into an Amended and Restated Administration Agreement as amended (the “Agreement”);

2	Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement; and

3.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE for and in consideration of the promises and the mutual covenants herein contained and intending to be legally bound hereby, the parties agree as follows.
1.	Schedule 1 (List of Funds. Schedule I (List of Funds of the Agreement) is hereby deleted in its entirety and replaced as set forth in Schedule I attached hereto and made a part herewith.
2.	Ratification of Amendment. Except as expressly amended and provided herein all of the terms and conditions and provisions of the Agreement shall continue in full force and effect.
3.
Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.
Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ John Alshefski
Name:	John Alshefski
Title:	Senior Vice President

SCHEDULE I
List of Funds

YieldShares High Income ETF (formerly known as Sustainable North American Oil Sands ETF)

WeatherStorm Forensic Accounting Long-Short ETF (formerly known as Forensic Accounting ETF)

ROBO GIobalTM Robotics and Automation Index ETF (formerly known as ROBO-STOX Global Robotics and Automation Index ETF)

Hull Tactical U.S. ETF

EMQQ The Emerging Markets Internet & EcommerceTM ETF

REX Gold Hedged FTSE Emerging Markets ETF

REX Gold Hedged S&P 500 ETF

REX VoIMAXXTM Long VIX Weekly Futures Strategy ETF

REX VoIMAXXTM Short VIX Weekly Futures Strategy ETF

ETF Industry Exposure and Financial Services ETF

Bernstein U.S. Research Fund

Bernstein Global Research Fund